UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2009

TOWER FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	000-25287	35-2051170
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

116 East Berry Street, Fort Wayne, Indiana 46802
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (260) 427-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 25, 2009, the Company entered into definitive agreements with certain members of its Board of Directors for the sale of $1.83 million of the Company’s convertible Series A Preferred Stock.  See Item 3.02 below for a more detailed description of the transaction.

Item 3.02.   Unregistered Sales of Equity Securities

On September 25, 2009, the Company sold an aggregate of 18,300 shares of its convertible Series A Preferred Stock (“Preferred Stock”) to certain members of its Board of Directors.  The purchase price was $100.00 per share, for an aggregate purchase price of $1,830,000.  The securities were sold in a private placement transaction, exempt from registration under the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”) and Rule 506 of Regulation D of the Securities Act.  The securities were sold exclusively to purchasers who qualified as accredited investors as such term is defined in Rule 501 (a) of Regulation D.  All of the purchasers are members of the Company’s Board of Directors, and all of the purchasers purchased these securities for investment only and without a view to distribution.  There was no general solicitation or advertising.

The Preferred Stock has the following designations, preferences, limitations and relative rights, but this summary is qualified in it entirety by reference to new Section 5.6 of the Company’s Restated Articles of Amendment to its Restated Articles of Incorporation, which is being filed, herewith as Exhibit 3.1 to this report:

▪	The Preferred Stock is convertible into the Company’s common shares at a conversion price of $6.02 per share of the common stock.

▪	The Preferred Stock is perpetual and has no fixed date on which invested capital will be returned to an investor.

▪	The Preferred Stock is non-voting.

▪	The Preferred Stock will pay a fixed quarterly dividend based on an annual rate of prime plus 2.0% and the dividend rate may never exceed 9.25% per annum.

▪	Dividends on the Preferred Stock are non-mandatory and the dividends will not accumulate if unpaid.

▪	The Company may not pay a dividend on its common stock unless the dividend on the Preferred Stock has been paid in full for such quarter.

▪	Holders of the Preferred Stock will have no put rights, and therefore purchasers will be unable to force the Company to redeem the Preferred Stock.

▪
The Company has the right to call the Preferred Stock at any time after September 25, 2012 and until September 24, 2013 at 110% of par, after September 25, 2013 and until September 24, 2014 at 105% of par, and at par after September 25, 2014.

▪
The Preferred Stock has preferential liquidation rights.  Holders of the Preferred Stock must receive their original issue price and all accrued or declared dividends prior to any distribution to common stockholders.

The Company intends to use the proceeds for general corporate purposes.

The Company’s unregistered sale of equity securities described herein was unanimously approved both by the disinterested members of the Audit Committee and the full Board of Directors, in accordance with the Company’s Statement of Policy for the Review, Approval or Ratification of Transactions with Related Persons as adopted by the Company on February 26, 2009.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 24, 2009, Tower Financial Corporation filed Restated Articles of Amendment to the Restated Articles of Incorporation of Tower Financial Corporation (“Amendment”) with the Office of the Indiana Secretary of State, which adds new Section 5.6, setting forth the designations, preferences, limitations and relative rights of the Company’s convertible Series A Preferred Stock.   A summary of the designations, preferences, limitations and relative rights of the Preferred Stock is included in the foregoing Item 3.02, but that summary is qualified in its entirety by reference to new Section 5.6 of the Company’s Restated Articles of Amendment to its Restated Articles of Incorporation, which is being filed herewith as Exhibit 3.1 to this report.

Item 9.01.   Financial Statements and Exhibits

(d)	Exhibits

3.1	Restated Articles of Amendment to the Restated Articles of Incorporation of Tower Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Tower Financial Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 29, 2009

TOWER FINANCIAL CORPORATION

By:	/s/ Michael D. Cahill
Michael D. Cahill
President and Chief Executive Officer